Exhibit 99.2

HUSA Liquidating Corporation

Announces Bankruptcy Court Approval of Liquidation Plan

West Palm Beach, Florida – May 7, 2012 – HUSA Liquidating Corporation (the “Company”) announced that the Amended Chapter 11 Plan of Liquidation of HearUSA, Inc. (n/k/a HUSA Liquidating Corporation) (the “Plan”) was approved today by the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach Division (the “Bankruptcy Court”) at a confirmation hearing previously announced by the Company.

The Plan shall become effective on a date that is thirty days after entry of the confirmation order and all conditions precedent have been satisfied, which is currently expected to be June 7, 2012. On the Effective Date, all of the Company’s remaining assets, consisting primarily of cash received from the sale of substantially all of its assets in September 2011, will be transferred to a Liquidating Trust, shares of the Company’s common stock will be extinguished, holders will be entitled to an interest in the Liquidating Trust, and the Company will be dissolved.

The Liquidating Trustee will make payments on all allowed claims of creditors as well as holders of the Company’s preferred stock and thereafter make distributions to the former holders of the Company’s common stock and common stock interests in the Liquidating Trust. Holders of allowed secured and unsecured claims are expected to receive 100% of their allowed claims and holders of preferred stock are expected to receive 100% of the face value of such preferred stock plus accrued and unpaid dividends and some redemption premiums. Holders of common stock and those persons holding interests upon the exercise of options as contemplated in the Plan, are expected to receive approximately $0.97 per share of common stock.

As previously disclosed, on May 16, 2011, HearUSA, Inc. filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court. Subsequently, on July 29, 2011, the Company conducted a Section 363 auction for the sale of substantially all of its assets and, as a result of that auction, entered into an Asset Purchase Agreement to sell substantially all of its assets to an affiliate of Siemens Hearing Instruments, Inc. On August 17, 2011, the Bankruptcy Court issued a sale order approving the sale and the sale closed on September 9, 2011, all as previously announced and disclosed on Form 8-K.

After the Effective Date, when the Company no longer has any stockholders, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of its common stock and suspend further reporting obligations under the Securities Exchange Act of 1934.